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[STATE OF DELAWARE STAMP]

                            CERTIFICATE OF AMENDMENT

Adina, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Adina, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changed the Article thereof numbered "Four" so that, as amended, said Article shall be and read as follows:

         "see attached.
         ----------------------------------------------------------------------

         ----------------------------------------------------------------------

         ---------------------------------------------------------------------"

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation
Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Adina, Inc. has caused this certificate to be signed by its authorized officer this 20th day of October, 1997.



                                                  BY: /s/ ROBERT GREGORY
                                                      --------------------------
                                                      Authorized Officer
                                                      Robert Gregory
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                       ADINA, INC. ARTICLES OF AMENDMENT


"Fourth: The total number of shares of all classes which the corporation shall have authority to issue is 40,000,000, of which 25,000,000 shares shall be Common Stock of $.00002 par value and of which 15,000,000 shares shall be Preferred Stock of the par value of $.01 (the "Preferred Stock",) with following designations, powers, preferences, rights, qualifications, limitations, or restrictions:

1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers and with designations, preferences and relative, participating, optional or other annual rights, and qualifications, limitations, or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as not expressed in this Certificate of Incorporation or any amendment thereto, including, but without limiting the generality of the foregoing, the following:

     a)   the designation of such series;
     b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable or any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;
     c) whether the shares of such series shall be subject to redemption, the times, prices and other terms and conditions of such redemption:
     d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;
     f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise, provided, however, that in no event shall any holder of any series of Preferred Stock be entitled to more than one vote for each share of such Preferred Stock held by him;
     g) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;
     h) the rights of the holders of the shares of such series upon the dissolution of or upon the distribution of assets of, the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

2. except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

All shares, when issued shall be fully paid and nonassessable; and the private property of stockholders shall not be liable for corporate debts. Stockholders shall have no preemptive rights.

All matters properly presented for shareholder vote shall be affirmed by a majority of the shareholders voting unless the laws of the state of Delaware absolutely require a larger vote."